Luby's Reports Third Quarter Fiscal 2015 Results

HOUSTON, June 10, 2015 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced unaudited financial results for its twelve-week third quarter fiscal 2015, which ended on May 6, 2015. Comparisons in this press release for the third quarter fiscal year 2015 are referred to as "third quarter."

Third Quarter Highlights

  Income from continuing operations increased to $0.09 per diluted share compared to $0.06 the prior year
  Other operating and general and administrative expenses reduced
  Debt balance reduced by $6.5 million
  Combo restaurant sales were $6.4, million representing 7.2% of total restaurant sales
  Total same-store sales decreased 1.1%
  Adjusted EBITDA increased 7.6%

Chris Pappas, President and CEO, commented, "In the third quarter, income from continuing operations increased $0.03 per share year over year driven by enhanced Combo location profitability and lower overhead costs. While we are pleased with the improved profitability in the quarter, we remain focused on improving restaurant sales.

"In the third quarter, we paid down $6.5 million of our revolving credit facility and had $5.4 million of capital expenditures, keeping us on pace to achieve our capital expenditure estimate for the fiscal year of $20 million to $22 million.

"Our six Combo locations (consisting of a side-by-side Luby's Cafeteria and Fuddruckers at one property location) accounted for 7.2% of total restaurant sales in the third quarter, up from 5.8% in the second quarter, due to our sixth location opening this quarter. Our Combo location in Jackson, Mississippi that opened February 19th continues to outperform sales expectations, which supports our interest in opening Combo locations in new markets. Combo locations are performing well and continue to represent a strategic growth driver for our company.

"We continue to execute on our strategic plan to convert certain Cheeseburger in Paradise restaurants to Fuddruckers restaurants. We have completed four restaurant conversions this year with up to three additional conversions set to re-open in the fourth quarter."

Same-Store Sales Year-Over-Year Comparison

	Q1 2015	Q2 2015	Q3 2015	YTD 2015
Luby's Cafeterias	0.2%	3.1%	(1.0%)	0.7%
Fuddruckers Restaurants	0.2%	2.1%	0.2%	0.8%
Combo Locations(1)	2.4%	2.4%	(3.7%)	0.2%
Cheeseburger in Paradise	(6.7)%	(4.8%)	(7.2%)	(6.3%)
Total same-store sales(2)	(0.1)%	2.5%	(1.1%)	0.4%
(1)	Combo locations consist of a side-by-side Luby's Cafeteria and Fuddruckers Restaurant at one property location.
(2)

Note: Luby's includes a restaurant's sales results into the same-store sales calculation in the quarter after a store has been open for six complete consecutive quarters.  The first Combo location met the definition of same-stores in the third quarter fiscal 2014; the Cheeseburger in Paradise locations met the definition of same-stores in the first quarter fiscal 2015.  In the third quarter, there were 88 Luby's Cafeterias, 57 Fuddruckers Restaurants, 1 Combo location, and 8 Cheeseburger in Paradise locations that met the definition of same-stores.

Third Quarter Results:

Restaurant Brand	Q3 2015 ($000s)	Q3 2014 ($000s)	Change ($000s)	Change (%)
Luby's Cafeterias	$ 53,975	$ 55,851	$ (1,876)	(3.4)%
Fuddruckers Restaurants	24,204	23,578	626	2.7%
Combo Locations	6,355	2,846	3,509	123.3%
Cheeseburger in Paradise	4,254	7,490	(3,236)	(43.2%)
Koo Koo Roo (1)	—	245	(245)	(100.0%)
Total Restaurant Sales	$ 88,788	$ 90,010	$ (1,222)	(1.4)%
(1)	One location closed in the fourth quarter fiscal 2014 that has since re-opened as a Fuddruckers restaurant

  Restaurant sales decreased $1.2 million to $88.8 million in the third quarter compared to $90.0 million in the third quarter last year.
  Sales decreased $1.9 million at Luby's Cafeterias to $54.0 million. The decrease in sales at Luby's Cafeterias resulted from a 1.0% decrease in same-store sales and the absence in sales from three closed Luby's Cafeterias. The 1.0% decrease in same-store Luby's Cafeteria sales resulted from a 2.7% decrease in guest traffic, due in part to adverse weather, offset by a 1.7% increase in average spend per guest.
  Sales increased $0.6 million at our Fuddruckers restaurants. The sales increase at Fuddruckers restaurants resulted from a 0.2% increase in same-store sales and the incremental sales contribution from five new Fuddruckers restaurants (including two locations that were converted from Cheeseburger in Paradise restaurants), partially offset by the absence of sales from four closed Fuddruckers restaurants.  The 0.2% increase in same-store sales at Fuddruckers restaurants resulted from a 1.5% increase in average spend per guest, offset by a 1.3% decrease in guest traffic.
  Sales increased $3.5 million at our Combo locations due to the addition of three new Combo locations, offset by a 3.7% decrease in sales at our first Combo location (included in our same-store grouping) due in part to adverse weather. The Combo locations together represented 7.2% of our total restaurant sales in the third quarter compared to 3.2% of our total restaurant sales in the third quarter fiscal 2014.
  Sales declined $3.2 million at our Cheeseburger in Paradise restaurants due to locations closed for future conversions.  Operating restaurants decreased from 19 restaurants in the third quarter fiscal 2014 to eight restaurants in third quarter 2015.  Sales declined 7.2% at the eight remaining Cheeseburger in Paradise restaurants in operation during the third quarter fiscal 2015. Partially offsetting the $3.2 million sales decline was $1.2 million in sales recaptured at the four locations that were converted from Cheeseburger in Paradise to Fuddruckers.
  Revenue from franchise operations was $1.6 million in the third quarter compared to $1.7 million in the third quarter fiscal 2014. We ended the third quarter with 105 franchise locations in our Fuddruckers franchise network.
  Revenue from Culinary Contract Services decreased to $3.6 million operating at 21 locations in the third quarter compared to $4.5 million operating at 26 locations at the end of the third quarter last year. Compared to the second quarter, revenue declined $0.2 million as operating locations decreased from 24 locations to 21 locations.
  Store level profit, defined as restaurant sales less cost of food, payroll and related costs, other operating expenses, and occupancy costs, was $13.1 million, or 14.8% of restaurant sales in the third quarter compared to $13.5 million or 15.0% of restaurant sales in the third quarter fiscal 2014.  This decline was primarily related to lower restaurant sales in the quarter along with higher payroll and related costs, partially offset by new Combo location profits. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.
  In the third quarter, income from continuing operations was $2.5 million, or $0.09 per diluted share compared to $1.7 million, or $0.06 per diluted share, in the third quarter fiscal 2014. Results in the third quarter of 2015 and 2014 included various special items.  Excluding special items, income from continuing operations was $2.6 million, or $0.09 per diluted share, in third quarter, compared to $1.3 million, or $0.05 per diluted share, in third quarter fiscal 2014.  The income tax provision decreased $1.2 million in the third quarter compared to the third quarter fiscal 2014.  Income from continuing operations before special items and before provision for income taxes was approximately $3.0 million, or $0.10 per diluted share in the third quarter, consistent with the third quarter fiscal 2014.

Reconciliation of income from continuing operations to income from continuing operations, before special items and income taxes (1,2):

	Q3 FY2015		Q3 FY2014
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from continuing operations	$2,529	$0.09	$1,741	$0.06
Asset charges; loss (gain) on disposal of assets	(402)	(0.01)	(675)	(0.02)

Loss from Cheeseburger in Paradise (3)	192	0.00	216	0.01
Cheeseburger in Paradise locations closed for conversion (4)	271	0.01
Income from continuing operations, before special items	$2,590	$0.09	$1,283	$0.05
Addback Income Tax Provision	395	0.01	1,621	0.05
Income from continuing operations, before special items and taxes	$2,985	$0.10	$2,904	$0.10

(1)

Luby's uses income from continuing operations, before special items and income taxes, in analyzing its results, which is a non-GAAP financial measure.This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. Luby's has reconciled incomefrom continuing operations, before special items and income taxes, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.
(3)	Loss from Cheeseburger in Paradise is after allocation of depreciation, direct general and administrative, and interest expense, net of an estimated tax benefit.
(4)

These costs include rent, property taxes, utilities and certain restaurant management labor costs associated with Cheeseburger in Paradise locations closed for conversion.These costs are included in opening costs and payroll and related costs.

Third Quarter Operating Expense Review

Cost of food as a percentage of restaurant sales decreased to 28.4% in the third quarter compared to 28.6% in the third quarter fiscal 2014. The cost of food as a percentage of restaurant sales decreased in part due to higher average menu prices, partially offset by higher food commodity prices.

In the third quarter, payroll and related costs as a percentage of restaurant sales increased to 34.0% compared to 33.3% in the third quarter fiscal 2014. The increase reflects primarily the fixed component of management labor costs, and to a lesser extent hourly labor costs, over lower sales volumes. These increases were partially offset by lower management and hourly labor costs as a percentage of restaurant sales at our Combo locations where the prior year included increased labor deployed during the first several months of operations at newly opened Combo locations.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, and services. As a percentage of restaurant sales, other operating expenses decreased to 17.4% in the third quarter from 17.7% in the third quarter fiscal 2014. The decrease was attributable to lower utilities expenses, insurance costs, and marketing and advertising costs as percentage of restaurant sales. These expenses were partially offset by higher supplies expenses and higher repairs and maintenance costs as percentage of restaurant sales.

Occupancy costs include property lease expense, property taxes, and common area maintenance charges. Occupancy costs were $4.8 million in the third quarter, consistent with occupancy costs of $4.8 million in the third quarter fiscal 2014.

Opening costs include labor, supplies, occupancy, and other costs necessary to support the restaurant through its opening period. Opening costs were $0.4 million in the third quarter compared to $0.3 million in the third quarter fiscal 2014. Included in the opening costs in the third quarter were the carrying costs for five locations that were previously operated as Cheeseburger in Paradise restaurants and were selected for conversion to Fuddruckers restaurants, one of which is schedule to re-open this month.

Depreciation and amortization expense increased 1.6% to $4.8 million in the third quarter compared to $4.7 million in the third quarter fiscal 2014. This increase was due primarily to the addition of depreciation related to new capital expenditures from new construction and restaurant conversion activity offset by the reduction in depreciation related to certain assets reaching the end of their depreciable lives.

General and administrative expenses decreased to $7.3 million in the third quarter compared to $8.3 million in the third quarter fiscal 2014. General and administrative expenses included decreased spending on outside professional fees and services, office supplies and equipment, travel expenses, and lower overall compensation expenses. As a percentage of total revenues, general and administrative expenses were 7.8% in the third quarter, a decrease from 8.7% in the third quarter last year.

Balance Sheet and Capital Expenditures

We ended the third quarter with an outstanding debt balance of $48.0 million, down from $54.5 million at the end of the second quarter. During the third quarter, our capital expenditures were $5.4 million bringing the total for the first three quarters of fiscal 2015 to $16.4 million, down from $31.1 million for the first three quarters of fiscal 2014. At the end of the third quarter, we had $1.6 million in cash and $174.1 million in total shareholders' equity.

Restaurant Counts:

	FY2015 Year Begin	FY15 YTD Openings	FY15 YTD Closings	FY2015 Q3 End
Luby's Cafeterias(1)	94	1	(1)	94
Fuddruckers(1)	71	4	(3)	72
Cheeseburger in Paradise	8			8
Other restaurants(2)	1			1
Total	174	5	(4)	175

(1)	Includes 6 restaurants that are part of Combo locations
(2)	Other restaurants include one Bob Luby's Seafood

Fiscal 2015 Outlook

"We remain focused on improving store level profit across all of our restaurant brands through dedicated efforts to continually enhance our product offerings and provide superior service to our guests. Our entire team is focused on improving sales and profitability through efficient operating cost management, store-level performance initiatives and modest price adjustments on selected menu items. Our fiscal 2015 expectation is to realize same-store sales growth at our core Luby's Cafeterias and Fuddruckers brands and higher store level profit, with lower general and administrative expenses, offset by higher depreciation and interest expense, resulting in improved financial results over the prior year. We continue to effectively manage our capital expenditures in fiscal 2015 and we expect to achieve our capital expenditure guidance range for fiscal 2015 of between $20 and $22 million. Over the next 24 months, we also expect to sell excess real estate and redeploy over $15 million in estimated net proceeds into a new remodel program, new units, and debt reduction. Our strategy to enhance growth through the opening of new Combo locations remains on track. We are actively looking for the next Combo site in the Southern U.S. in new markets where we do not already operate with our Luby's Cafeteria brand. In our franchise pipeline, we estimate six new Fuddruckers restaurant location openings in fiscal 2015, in both domestic and international markets, including Italy, Poland, Panama, and Chile," concluded Pappas.

Conference Call

Luby's will host a conference call on June 11, 2015 at 10:00 a.m. Central Time to discuss further its third quarter fiscal 2015 results. To access the call live, dial (412) 902-0030 and use the access code 13607675# at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubysinc.com. For those who cannot listen to the live call, a telephonic replay will be available through June 17, 2015 and may be accessed by calling (201) 612-7415 and using the access code 13607675#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website.

About Luby's

Luby's, Inc. (NYSE: LUB) operates 175 restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Contract Services business segment. The company-owned restaurants include 94 Luby's Cafeterias, 72 Fuddruckers, 8 Cheeseburger in Paradise and one Bob Luby's Seafood Grill. The Company is the franchisor for 105 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Italy, the Dominican Republic, Panama, and Chile. Additionally, a licensee operates 31 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these restaurants. Luby's Culinary Contract Services provides food service management to 21 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby's cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby's. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby's actual results to differ materially from the expectations Luby's describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Rick Black / Ken Dennard
Investor Relations

Luby's, Inc. Consolidated Statements of Operations (unaudited) (In thousands except per share data)

	Quarter Ended		Three Quarters Ended
	May 6, 2015	May 7, 2014	May 6, 2015	May 7, 2014
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
SALES:
Restaurant sales	$88,788	$90,010	$254,832	$252,891
Culinary contract services	3,624	4,534	11,993	12,783
Franchise revenue	1,578	1,684	4,764	4,744
Vending revenue	112	131	355	358
TOTAL SALES	94,102	96,359	271,944	270,776
COSTS AND EXPENSES:
Cost of food	25,225	25,754	74,189	72,665
Payroll and related costs	30,216	29,971	89,372	87,384
Other operating expenses	15,442	15,967	47,144	46,511
Occupancy costs	4,759	4,845	14,167	14,374
Opening costs	427	334	2,035	1,365
Cost of culinary contract services	3,087	3,974	10,369	11,142
Depreciation and amortization	4,750	4,674	14,580	13,466
General and administrative expenses	7,312	8,342	23,088	24,526
Provision for asset impairments, net	—	—	218	1,539
Net gain on disposition of property and equipment	(609)	(1,023)	(1,696)	(956)
Total costs and expenses	90,609	92,838	273,466	272,016
INCOME (LOSS) FROM OPERATIONS	3,493	3,521	(1,522)	(1,240)
Interest income	1	1	3	4
Interest expense	(599)	(410)	(1,624)	(955)
Other income, net	29	250	301	806
Income (loss) before income taxes and discontinued operations	2,924	3,362	(2,842)	(1,385)
Provision (benefit) for income taxes	395	1,621	(1,326)	(853)
Income (loss) from continuing operations	2,529	1,741	(1,516)	(532)
Loss from discontinued operations, net of income taxes	(176)	(12)	(509)	(1,468)
NET INCOME (LOSS)	$2,353	$1,729	$(2,025)	$(2,000)
Income (loss) per share from continuing operations:
Basic	$0.09	$0.06	$(0.05)	$(0.02)
Assuming dilution	0.09	0.06	(0.05)	(0.02)
Loss per share from discontinued operations:
Basic	$(0.01)	$—	$(0.02)	$(0.05)
Assuming dilution	(0.01)	—	(0.02)	(0.05)
Net income (loss) per share:
Basic	$0.08	$0.06	$(0.07)	$(0.07)
Assuming dilution	0.08	0.06	(0.07)	(0.07)
Weighted average shares outstanding:
Basic	29,009	28,791	28,940	28,777
Assuming dilution	29,111	29,476	28,940	28,777

The accompanying notes are an integral part of these Consolidated Financial Statements.

The following table contains information derived from Luby's Consolidated Statements of Operations expressed as a percentage of total sales, or restaurant sales, applicable. Percentages may not add due to rounding.

	Quarter Ended		Three Quarters Ended
	May 6,	May 7,	May 6,	May 7,
	2015	2014	2015	2014
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Restaurant sales	94.4%	93.4%	93.7%	93.4%
Culinary contract services	3.9%	4.7%	4.4%	4.7%
Franchise revenue	1.7%	1.7%	1.8%	1.8%
Vending revenue	0.1%	0.1%	0.1%	0.1%
TOTAL SALES	100.0%	100.0%	100.0%	100.0%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.4%	28.6%	29.1%	28.7%
Payroll and related costs	34.0%	33.3%	35.1%	34.6%
Other operating expenses	17.4%	17.7%	18.5%	18.4%
Occupancy	5.4%	5.4%	5.6%	5.7%
Store level profit	14.8%	15.0%	11.8%	12.6%

(As a percentage of total sales)
General and administrative expenses	7.8%	8.7%	8.5%	9.1%
INCOME (LOSS) FROM OPERATIONS	3.7%	3.7%	(0.6)%	(0.5)%

Luby's, Inc. Consolidated Balance Sheets (In thousands, except per share data)

	May 6, 2015	August 27, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,575	$2,788
Trade accounts and other receivables, net	4,220	4,112
Food and supply inventories	4,422	5,556
Prepaid expenses	4,964	2,815
Assets related to discontinued operations	26	52
Deferred income taxes	605	587
Total current assets	15,812	15,910
Property held for sale	6,261	991
Assets related to discontinued operations	4,725	4,204
Property and equipment, net	205,497	213,492
Intangible assets, net	23,014	24,014
Goodwill	1,643	1,681
Deferred income taxes	13,254	11,294
Other assets	3,764	3,849
Total assets	$273,970	$275,435
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,183	$26,269
Liabilities related to discontinued operations	469	590
Accrued expenses and other liabilities	24,639	23,107
Total current liabilities	44,291	49,966
Credit facility debt	48,000	42,000
Liabilities related to discontinued operations	62	278
Other liabilities	7,517	8,167
Total liabilities	99,870	100,411
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; shares issued were 29,097,902 and 28,949,523, respectively; shares outstanding were 28,597,902 and 28,449,523, respectively	9,311	9,264
Paid-in capital	28,410	27,356
Retained earnings	141,154	143,179
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)
Total shareholders' equity	174,100	175,024
Total liabilities and shareholders' equity	$273,970	$275,435

The accompanying notes are an integral part of these Consolidated Financial Statements.

Luby's, Inc. Consolidated Statements of Cash Flows (unaudited) (In thousands)

	Three Quarters Ended
	May 6, 2015	May 7, 2014
	(36 weeks)	(36 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,025)	$(2,000)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(1,386)	1,352
Depreciation and amortization	14,624	13,604
Amortization of debt issuance cost	127	78
Non-cash compensation expense	862	254
Share-based compensation expense	240	573
Increase in tax benefits from share-based compensation	—	(53)
Deferred tax benefit	(1,978)	(1,889)
Cash provided by operating activities before changes in operating assets and liabilities	10,464	11,919
Changes in operating assets and liabilities, net of business acquisition:
Decrease (increase) in trade accounts and other receivables	(108)	112
Decrease (increase) in food and supply inventories	1,135	(466)
Decrease (increase) in prepaid expenses and other assets	(1,979)	840
Decrease in accounts payable, accrued expenses and other liabilities	(5,350)	(617)
Net cash provided by operating activities	4,162	11,788
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	5,142	2,713
Purchases of property and equipment	(16,429)	(31,124)
Decrease in note receivable	50	23
Net cash used in investing activities	(11,237)	(28,388)
CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	80,100	77,800
Credit facility repayments	(74,100)	(61,000)
Debt issue cost	(253)	—
Proceed from exercise of stock options	115	32
Tax benefit on stock options	—	53
Net cash provided by financing activities	5,862	16,885
Net increase (decrease) in cash and cash equivalents	(1,213)	285
Cash and cash equivalents at beginning of period	2,788	1,528
Cash and cash equivalents at end of period	$1,575	$1,813
Cash paid for:
Income taxes	$—	$—
Interest	1,505	834

The accompanying notes are an integral part of these Consolidated Financial Statements.

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs, other operating expenses, and occupancy costs is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Three Quarters Ended
	May 6, 2015	May 7, 2014	May 6, 2015	May 7, 2014
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)
	(In thousands)

Store level profit	$ 13,146	$ 13,473	$ 29,960	$ 31,957

Plus:
Sales from vending revenue	112	131	355	358
Sales from culinary contract services	3,624	4,534	11,993	12,783
Sales from franchise revenue	1,578	1,684	4,764	4,744

Less:
Opening costs	427	334	2,035	1,365
Cost of culinary contract services	3,087	3,974	10,369	11,142
Depreciation and amortization	4,750	4,674	14,580	13,466
General and administrative expenses	7,312	8,342	23,088	24,526
Provision for asset impairments, net	—	—	218	1,539
Net gain on disposition of property and equipment	(609)	(1,023)	(1,696)	(956)
Interest income	(1)	(1)	(3)	(4)
Interest expense	599	410	1,624	955
Other income, net	(29)	(250)	(301)	(806)
Provision (benefit) for income taxes	395	1,621	(1,326)	(853)

Income (loss) from continuing operations	$ 2,529	$ 1,741	$ (1,516)	$ (532)

Adjusted EBITDA

Adjusted EBITDA is defined as income (loss) from continuing operations before interest, provision (benefit) for income taxes and depreciation and amortization and excluding net gain (loss) on disposing of property and equipment, provision for asset impairments, non-cash compensation expense, and other income (loss).

Adjusted EBITDA is intended as a supplemental measure of our performance that is not required by, or presented in accordance with GAAP. We believe Adjusted EBITDA provides useful information to management and investors in in valuing the Company and evaluating ongoing operating results and trends and in comparing our results to other competitors. Our management uses Adjusted EBITDA in evaluating management's performance when determining incentive compensation.

Adjusted EBITDA, as defined, may not be comparable to other similarly titled measures as computed by other companies. These measures should be considered supplemental and not a substitute or superior to other GAAP performance measures.

	Quarter Ended		Three Quarters Ended
	May 6,	May 7,	May 6,	May 7,
	2015	2014	2015	2014
	(12 weeks)	(12 weeks)	(36 weeks)	(36 weeks)

Income (loss) from continuing operations	$2,529	$1,741	$(1,516)	(532)
Provision (benefit) for income taxes	395	1,621	(1,326)	(853)
Depreciation and amortization	4,750	4,674	14,580	13,466
Interest expense, net	598	409	1,621	951
Net gain on disposition of assets	(609)	(1,023)	(1,696)	(956)
Provision for asset impairments	—	—	218	1,539
Non-cash compensation expense	241	147	542	476
Less: Other income, net	(29)	(250)	(301)	(806)
Adjusted EBITDA	$7,875	$7,309	$12,122	$13,285